EXECUTION COPY
SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT
          This Amendment (this “Amendment”) is made and entered into as of February 27, 2006, by and among OPEN SOLUTIONS INC., a Delaware corporation (the “Purchaser Parent”), HUSKY ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Purchaser Parent (the “Purchaser”), THE BISYS GROUP, INC., a Delaware corporation (the “Seller Parent”), and BISYS INC., a Delaware corporation and a wholly-owned subsidiary of the Seller Parent (the “Seller”).
RECITALS
          WHEREAS, the Purchaser Parent, the Purchaser, the Seller Parent and the Seller entered into that certain Stock Purchase Agreement, made and entered as of September 15, 2005, as amended on December 15, 2005 (the “Purchase Agreement”); and
          WHEREAS, the parties desire to amend, among other things, the definition of “Drop Dead Date” in Section 1.01 of the Purchase Agreement as set forth below.
AGREEMENT
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1.     Definitions
          All capitalized terms used but not elsewhere defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
          2.     Amendment to Section 1.01 of the Purchase Agreement
          The definition of Drop Dead Date in Section 1.01 of the Purchase Agreement is amended and replaced in its entirety by the following:
          ““Drop Dead Date” means March 8, 2006.”
          3.     Amendment to Section 6 of the First Amendment
          Section 6 of the Amendment, made and entered as of December 15, 2005, by and among the Purchaser Parent, the Purchaser, the Seller Parent and the Seller (the “First Amendment”) is amended and replaced in its entirety by the following:
          “Each of the parties hereto acknowledges and agrees that (a) the Amended and Restated Commitment Letter (the “Amended and Restated Commitment Letter”), dated as of December 14, 2005, from Wachovia Bank, National Association and Wachovia Capital Markets, LLC (collectively, the “Wachovia Parties”) to the Purchaser Parent expires on February 28, 2006, (b) as a result of amending the Drop Dead Date pursuant to Section 2 above, the Purchaser Parent shall use reasonable commercial efforts to obtain a second amended and restated Commitment Letter (the “Second Amended and Restated Commitment Letter”) from the

Wachovia Parties, (c) the representations and warranties made by the Purchaser Parent and the Purchaser in Section 4.05 of the Purchase Agreement shall be true and correct in all material respects on and as of the Closing Date with respect to such Second Amended and Restated Commitment Letter, (d) the obligation of the Purchaser Parent and the Purchaser to consummate the Closing shall be subject to the fulfillment on or before the Closing Date of the condition that the Purchaser Parent and the Purchaser shall have received all of the proceeds of the financings described in the Second Amended and Restated Commitment Letter and (e) for all purposes of the Purchase Agreement, the term “Wachovia Commitment” shall mean the commitment of the Wachovia Parties to provide, subject to certain conditions set forth in the Second Amended and Restated Commitment Letter, all funds necessary, together with other funds available to the Purchaser, to pay the Estimated Purchase Price at Closing.”
          4.     Amendment to Section 7 of the First Amendment
          Section 7 of the First Amendment is amended and replaced in its entirety by the following:
          “Notwithstanding any provision of Section 10.01 of the Purchase Agreement to the contrary, and in addition to the payment of any other amounts required under Section 10.01 of the Purchase Agreement (without duplication of items reimbursed hereunder), if the Closing occurs or if the Agreement is terminated prior to Closing pursuant to Section 9.01 (other than pursuant to Section 9.01(b)), the Seller Parent shall be obligated to promptly reimburse the Purchaser Parent in full (by wire transfer of immediately available funds to an account designated by the Purchaser Parent) for the following:
      (a) the amount of the supplemental upfront fee (i.e., “ticking fee”) and other commitment-related fees payable by the Purchaser Parent to Wachovia Bank (as such term is defined in the Second Amended and Restated Commitment Letter) for its own account and the ratable account of the Senior Lenders (as such term is defined in the Second Amended and Restated Commitment Letter) in connection with the Senior Credit Facilities (as such term is defined in the Second Amended and Restated Commitment Letter) that is in excess of $133,440;
      (b) the amount of the supplemental upfront fee (i.e., “ticking fee”) and commitment-related fees payable by the Purchaser Parent to Wachovia Bank for its own account and the ratable account of the Second Lien Lenders (as such term is defined in the Second Amended and Restated Commitment Letter) in connection with the Second Lien Facility (as such term is defined in the Second Amended and Restated Commitment Letter) that is in excess of $25,020;
      (c) the reasonable out-of-pocket fees and expenses incurred by or on behalf of the Purchaser Parent or any of its Affiliates that would not have been incurred had the condition to Closing under Section 7.03(i) of the Purchase Agreement been satisfied and the Closing had occurred on or prior to December 31, 2005, including, but not limited to, the fees and expenses of counsel and accountants, in connection with the negotiation and preparation of this Amendment and the Second Amended and Restated Commitment Letter, which fees and expenses shall be documented consistent with the past practice of

Purchaser Parent (Purchaser Parent currently estimates that such fees and expenses will not exceed $300,000 in the aggregate and agrees that, upon becoming aware that such fees and expenses will exceed such estimate, it will so notify Seller Parent and advise Seller Parent of the factors giving rise to such increased cost); and
      (d) if the Closing occurs, an amount equal to (A) the product of (x) $350,000 multiplied by (y) each five (5) basis point increment by which the interest rate at the Closing with respect to the Senior Credit Facilities is in excess of LIBOR plus 250 basis points, plus (B) the product of (x) $100,000 multiplied by (y) each five (5) basis point increment by which the interest rate at the Closing with respect to the Second Lien Facility is in excess of LIBOR plus 650 basis points.”
          5.      References
          Each reference in the Purchase Agreement to “this Agreement”, “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to the Purchase Agreement as a whole (including all Schedules thereto) as amended by this Amendment.
          6.      Section Headings and Captions
          The Section headings and the captions of the Articles in this Amendment are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of this Agreement.
          7.      Counterparts; Third Party Beneficiaries
          This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if such signatures were upon the same instrument. A facsimile or photocopied signature (which may be delivered by facsimile) shall be deemed to be the functional equivalent of an original for all purposes. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No provision of this Amendment is intended to confer and shall not confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies.
          8.      Applicable Law
          This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made to be performed therein.
          9.      Severability
          If this Amendment, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable, the parties shall be excused from the performance of such portions of this Amendment as shall be found to be illegal or unenforceable without affecting the validity of the remaining provisions of this Amendment; provided, however, that the remaining provisions of this Amendment shall in their totality constitute a commercially reasonable agreement.
          10.     No Further Effect
          Except as explicitly amended or otherwise modified by this Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the day and year first above written.

OPEN SOLUTIONS INC.
By:	/s/ Kenneth J. Saunders
	Name:	Kenneth J. Saunders
	Title:	CFO

HUSKY ACQUISITION CORPORATION
By:	/s/ Kenneth J. Saunders
	Name:	Kenneth J. Saunders
	Title:	Treasurer

THE BISYS GROUP, INC.
By:	/s/ Bruce D. Dalziel
	Name:	Bruce D. Dalziel
	Title:	EVP & CFO

BISYS INC.
By:	/s/ Bruce D. Dalziel
	Name:	Bruce D. Dalziel
	Title:	EVP